Exhibit 5.1

July 3, 2019
Diamondback Energy, Inc.
500 West Texas, Suite 1200
Midland, Texas 79701

Re:    Diamondback Energy, Inc.
Registration Statement (as defined below)

Ladies and Gentlemen:

We have acted as counsel to Diamondback Energy, Inc., a Delaware corporation (the “Issuer”), and the subsidiaries of the Issuer listed in Schedule A attached hereto (collectively, the “Guarantors”), in connection with the preparation and filing by the Issuer and the Guarantors with the Securities and Exchange Commission of a Registration Statement on Form S-4 (File No. 333-230446), originally filed on March 22, 2019, as amended by Amendment No. 1 filed on the date hereof (as so amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to (i) up to $750,000,000 aggregate principal amount of 4.750% Senior Notes due 2024 (the “Exchange Notes”) of the Issuer to be issued under an Indenture, dated as of October 28, 2016, as supplemented on September 25, 2018, October 12, 2018 and January 28, 2019 (the “Indenture”), among the Issuer, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”), pursuant to an exchange offer (the “Exchange Offer”) by the Issuer described in the Registration Statement in exchange for a like principal amount of the outstanding 4.750% Senior Notes due 2024 issued under the Indenture on September 25, 2018 (the “September 2018 Notes”) and (ii) the guarantees by the Guarantors (the “Guarantees”) of the Exchange Notes pursuant to the Indenture. For purposes of this opinion the term “Specified Guarantors” means the Guarantors other than Energen Corporation, Energen Resources Corporation and EGN Services, Inc., each an Alabama corporation. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate and limited liability company records of the Issuer and the Specified Guarantors and other certificates and documents of officials or representatives of the Issuer and the Specified Guarantors, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies, that the Exchange Notes will conform to the specimen thereof we have reviewed and that the Exchange Notes will be duly authenticated in accordance with the terms of the Indenture. We have also assumed the authentication of the September 2018 Notes by the Trustee and that the Indenture is a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms. We have also assumed the existence and entity power of, and the due authorization, execution, issuance and delivery of the Indenture by, each party to the Indenture other than the Issuer and the Specified Guarantors. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates or verbal confirmations, as applicable, of public officials and certificates of officers of the Issuer and the Specified Guarantors, all of which we assume to be true, correct and complete.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the Registration Statement has become effective under the Act, the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and the Exchange Notes have been duly executed by the Issuer and the Guarantors, duly authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered by or on behalf of the Issuer and the Guarantors in accordance with the terms of the Indenture against receipt of the September 2018 Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer:

1.    the Exchange Notes will be valid and binding obligations of the Issuer; and

2.    the Guarantees will be valid and binding obligations of the Guarantors.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.
We express no opinion as to the laws of any jurisdiction other than (i) the laws of the State of New York; (ii) the General Corporation Law of the State of Delaware and (iii) the Limited Liability Company Act of the State of Delaware.

B.
The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution; and (iv) laws governing the waiver of stay, extension, or usury laws.

C.
This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Issuer, the Guarantors, or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

      Very truly yours,

      /s/ AKIN GUMP STRAUSS HAUER & FELD LLP

      AKIN GUMP STRAUSS HAUER & FELD LLP

SCHEDULE A
GUARANTORS

Diamondback E&P LLC, a Delaware limited liability company
Diamondback O&G LLC, a Delaware limited liability company
Energen Corporation, an Alabama corporation
Energen Resources Corporation, an Alabama corporation
EGN Services, Inc., an Alabama corporation